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                                                                     Exhibit 5.1

                                 Law offices of
                                  BRUCE R. THAW
                                 45 Banfi Plaza
                              Farmingdale, NY 11735



                                                       December 30, 1996
Nastech Pharmaceutical Company, Inc.
45 Davids Drive
Hauppauge, NY  11788

Gentlemen:

         We have acted as counsel for Nastech Pharmaceutical Company Inc., a Delaware corporation (the "Company") in connection with the proposed issue and sale by the Company of 2,000,000 Shares of Common Stock, $.006 par value (the "Common Stock"). In the event the Underwriters' over-allotment option is exercised in full, the issuance and sale by the Company shall be 2,300,000 shares.

         As counsel to the Company, we have examined the minute books of the Company, together with copies of its certificate of incorporation, as amended, and by-laws. We have also examined the proposed Registration Statement on Form S-2 (Securities and Exchange Commission File No. 333-16507), and the exhibits to said Registration Statement. Based upon the foregoing, and our examination of such other documents as we deemed pertinent, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing and in good standing under and by virtue of the laws of the State of Delaware.

         2. The authorized capital of the Company consists of (i) 100,000 shares of Preferred Stock, par value $.01 per share, of which no shares of Preferred Stock are presently issued and outstanding, and (ii) 25,000,000 shares of Common Stock, par value $.006 per share, of which 3,868,005 shares are issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company as of September 30, 1996.

         3. The 2,000,000 shares of Common Stock being offered by the Company (2,300,000 shares in the event the Underwriters' over-allotment option is exercised in full) and which are the subject of the Registration Statement have been duly authorized and the shares when issued and delivered against payment therefor will be legally issued and outstanding, fully paid and non-assessable.

         We hereby consent to be named in the Registration Statement, as attorneys, who will pass upon legal matters for the Registrant in connection with the sale of the shares of Common Stock of the Registrant.

                                                 Very truly yours,


                                                 /s/ Bruce R. Thaw

                                                 BRUCE R. THAW